Exhibit 99.1

           Metromedia International Group Inc. Reports Fourth Quarter and Full Year 2004 Preliminary Financial Results



    CHARLOTTE, N.C.--(BUSINESS WIRE)--April 20, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") (OTCBB:MTRM) - Common Stock and (PINK SHEETS:MTRMP) - Preferred Stock, the owner of interests in various communications and media businesses in the countries of Russia and Georgia, today announced preliminary financial results for the year ended December 31, 2004.
    Highlights for the fourth quarter 2004 vs. the fourth quarter
2003:

    -- Consolidated revenues of $22.5 million vs. $20.0 million - improvement of 12%

    --  Consolidated cost of services of $7.9 million vs. $6.6 million
        - increase of 20%

        -- Consolidated cost of services as a percentage of revenues of 35% vs. 33%

    --  Consolidated operating loss of $(2.4) million vs. $(2.7)
        million - improvement of 12%

        -- Corporate overhead of $4.4 million vs. $6.3 million - reduction of $1.9 million

    -- Consolidated Adjusted EBITDA (1) of $8.8 million vs. $4.2 million - improvement of $4.6 million

    Highlights for the full-year 2004 vs. full-year 2003:

    -- Consolidated revenues of $80.4 million vs. $73.1 million - improvement of 10%

    --  Consolidated cost of services of $26.6 million vs. $23.6 million - increase of 13%

        -- Consolidated cost of services as a percentage of revenues of 33% vs. 32%

    --  Consolidated operating loss of $(2.6) million vs. $(17.3)
        million - improvement of 85%

        -- Corporate overhead of $13.8 million vs. $29.6 million - reduction of $15.8 million

    -- Consolidated Adjusted EBITDA (1) of $34.9 million vs. $8.5 million - improvement of $26.4 million

    In connection with these and other results reported here, Ernie Pyle, Chief Financial Officer of MIG, commented: "This press release reflects preliminary financial results for the Company. While there exists the possibility that the Company's final audited financial results might differ materially from those reported here, the Company does not presently anticipate such differences. The Company is currently completing preparation of its Annual Report on Form 10-K for the fiscal period ended December 31, 2004 (the "Current Annual Report") and anticipates filing such report with the United States Securities and Exchange Commission ("SEC") within the next three weeks."
    Results of operations of the Company's majority-owned PeterStar business venture in Russia are reported on a consolidated basis and are directly reflected in and account for the principal portion of the Company's consolidated revenues and costs of sales. Operating expenses at PeterStar plus corporate overhead expenses are reflected in the Company's consolidated operating losses. Results of operations of the Company's minority-owned Magticom business venture in Georgia are reported on an equity method basis and are reflected only in the Company's consolidated net earnings and Adjusted EBITDA (1).
    As of December 31, 2004 and March 31, 2005, the Company had $32.7 million and $16.7 million, respectively, of unrestricted corporate cash. The $16.0 million reduction in corporate cash from December 31, 2004 to March 31, 2005 reflects:

    -- Receipt of approximately $9.3 million from Magticom, representing the Company's share, net of 10% Georgian dividend withholding tax, of a $30.0 million Magticom dividend paid in first quarter 2005;

    -- Disbursement of approximately $7.5 million to fund the Company's portion of a $15.0 million payment to the Georgian government to cancel all of the Georgian government's rights under a memorandum of understanding between the Georgian government and a wholly-owned subsidiary of the Company providing for such subsidiary to issue an assignable option to purchase a 20% ownership interest in Magticom to the Georgian government;

    -- Disbursement of approximately $5.0 million to purchase from the Georgian government an additional 51% ownership interest in Telecom Georgia, a Georgian long-distance transit operator, bringing the Company's total ownership interest in Telecom Georgia to 81%;

    -- Disbursement of the approximately $8.0 million semi-annual interest payment, which was due on March 31, 2005, on the Company's outstanding $152.0 million 10 1/2% Senior Notes due 2007 (the "Senior Notes"); and

    -- The remaining reduction in cash of $4.8 million is principally attributable to corporate overhead expenditures and settlement of corporate liabilities. The Company presently believes that its current corporate cash burn-rate is not indicative of its recurring cash-burn rate due to the Company's incurrence of non-recurring professional advisory cash outlays attributable to the recently announced pending PeterStar sale transaction.

    In 2004 and 2003, the Company experienced certain gains and losses attributable to the sales of business ventures, the retirement of indebtedness, impairment charges associated with the Company's carrying value in businesses prior to their disposition and other gains and losses that result from events not in the ordinary-course of the Company's business operations. The following table highlights the Company's preliminary financial results, with pro-forma adjustments to remove the effect of the foregoing items:



                                     Fourth Quarter     Full-Year
(In thousands)                        December 31,     December 31,
                                   ---------------- -----------------
                                   2004      2003      2004      2003
                                   ------- -------- -------- --------

Net loss attributable to common
 stockholders                   $(9,275) $(10,927) $(23,660) $ (7,031)

Adjustments:

   Gain on disposition of
    businesses, net                   --     (731)     --     (12,762)
   Gain on the retirement of debt     --      --       --     (24,582)
   Write down of equity investments   --      716      --       1,516
   Cumulative effect of accounting
    change - lag reporting            --      --       --      (2,012)
                                   -------- -------- -------- --------

Adjusted net loss attributable to
 common stockholders            $(9,275) $(10,942) $(23,660) $(44,871)

Adjustments:

    Discontinued operations
     financial results - loss
     (income)                        26       (55)   (7,730)   (8,306)
    Cumulative convertible
     preferred stock dividend
     requirement                  4,825     4,490    18,790    17,487
                                 -------- --------  -------- --------

Adjusted loss from continuing
 operations                     $(4,424) $ (6,507) $(12,600) $(35,690)
                                 ======== ======== ========  ========

(Loss) income from discontinued
 components                     $   (26) $     55  $  7,730  $  8,306

Adjustments:

   Gain on disposition of
    businesses                       --        --    (7,840)  (10,389)
   Gain on release of escrowed
    funds                            --        --      (514)      --
   Tax refunds                       --        --        --      (266)
   Cumulative effect of accounting
    change - lag reporting           --        --        --      (503)
   Asset impairment charges          --        --        --     1,250
                                  -------- -------- -------- --------

Adjusted (loss) income from
 discontinued components        $   (26)       55  $   (624) $ (1,602)
                                  ======== ======== ======== ========


    Although not explicitly itemized, the "Net loss attributable to common stockholders" and "Adjusted loss from continuing operations" also reflects the following non-recurring corporate overhead expenses that are included within consolidated selling, general and administrative expenses:


                                 First  Second   Third  Fourth  Full-
(In thousands)                  Quarter Quarter Quarter Quarter  Year
                                ------- ------- ------- ------- ------

Fiscal Year 2004
--------------------------------

Professional advisory fees      $   --  $   --   $  --  $1,419 $1,419
Severance related and employee
 retention                         306      20      86     140    552
Adjustments of corporate
 liabilities                        --     178    (246)   (132)  (200)
                                 ------  ------   -----  ------ ------

Total non-recurring corporate
 overhead expenses              $  306  $  198   $(160) $1,427 $1,771
                                 ======  ======   =====  ====== ======

Fiscal Year 2003
--------------------------------

Severance related and employee
 retention                      $1,025  $1,715   $ 705  $  238 $3,683
Professional advisory fees       1,889     394     117       1  2,401
Restructuring fee - early
 termination of office lease        --      --      --   1,091  1,091
Adjustments of corporate
 liabilities                        --      --      --      18     18
                                 ------  ------   -----  ------ ------

Total non-recurring corporate
 overhead expenses              $2,914  $2,109   $ 822  $1,348 $7,193
                                 ======  ======   =====  ====== ======


    The fiscal year 2004 amounts are comprised of the following:

    -- The professional advisory fees of approximately $1.4 million in the fourth quarter and full-year of 2004 is a result of the Company's engagement of professional advisors to assist the Company with the marketing, negotiation and structuring of a strategic transaction, which resulted in the recently announced pending PeterStar sale transaction;

    -- The severance related and employee retention expenses of approximately $0.1 million in the fourth quarter was attributable to retention amounts that were paid to certain "non-executive" corporate employees as a result of the implementation of a key employee retention program designed to retain the services of certain corporate employees while the Company was pursuing strategic alternatives. The expense of approximately $0.6 million in the full-year of 2004 was principally attributable to severance that was paid to corporate personnel based on retention agreements that certain employees had entered into with the Company, after the Company's decision in the first quarter of 2003 to divest itself of its non-core media and certain telecommunication business ventures and to substantially down-size corporate personnel in an effort to significantly decrease its corporate overhead cash-burn rate; and

    -- The adjustment of corporate liabilities of approximately $(0.1) million and $(0.2) million in the fourth quarter and full-year of 2004, respectively, was attributable principally to the settlement of corporate obligations which resulted in cash outlays that differed from the amounts that were previously recorded in the Company's consolidated balance sheet.

    The fiscal year 2003 amounts are comprised of the following:

    -- The severance related expenses of approximately $0.2 million and $3.7 million in the fourth quarter and full-year of 2003, respectively, was principally attributable to severance that was paid to corporate personnel based on retention agreements that certain employees had entered into with the Company, after the Company's decision in the first quarter of 2003 to divest itself of its non-core media and certain telecommunication business ventures and to substantially down-size corporate personnel in an effort to significantly decrease its corporate overhead cash-burn rate;

    -- The professional advisory fees of approximately $2.4 million in the full-year of 2003 attributable to the Company's 2003 restructuring initiatives;

    -- The restructuring fee of approximately $1.1 million for the estimated early termination cost for closing the Company's former corporate offices in New York City in the fourth quarter of 2003, as a result of the Company's relocation of its corporate headquarters to Charlotte, North Carolina; and

    -- The adjustment of corporate liabilities in the fourth quarter and full-year of 2003 was attributable principally to the settlement of corporate obligations which resulted in cash outlays that differed from the amounts that were previously recorded in the Company's consolidated balance sheet.

    Mr. Pyle added: "Excluding the previously discussed non-recurring event specific costs of $1.4 million incurred in the fourth quarter of 2004 and $(0.2) million that was incurred in the third quarter of 2004, the Company experienced a $0.3 million, or 9%, quarter-over-quarter reduction in its corporate overhead expense run-rate in the 2004 fourth quarter as compared to its 2004 third quarter. At present, we do not expect any significant reductions in our recurring corporate overhead expense run-rate for at least the next several quarters; however, we remain attentive in containing and evaluating opportunities to further reduce corporate overhead costs."
    With respect to the preliminary financial results announced herein, Mark Hauf, Chairman and Chief Executive Officer of MIG, commented, "The Company's performance in 2004 demonstrates relative success in meeting the three primary goals of our recent corporate strategy. First and foremost, in 2004 our two core businesses, PeterStar and Magticom, exhibited further growth and continuing strength in their respective markets. Second, we essentially completed the divestiture of non-core business units; thereby tightening the Company's focus and providing further relief from liquidity pressures. Third, our bottom line benefited from the significant reduction in corporate overheads initiated in 2003.
    We have made considerable progress in building shareholder value during 2003 and 2004. Although the composition of the Company has changed considerably during this period, through our restructuring efforts those changes have resulted in a leaner, better focused, and more financially sound business. The preliminary results presented here for 2004 are one measure of that accomplishment. Movement forward in 2005 and beyond can now build further from this base."

    Financial Performance of Principal Core Businesses

    ZAO PeterStar ("PeterStar") - A Consolidated Method Accounted for Business Venture:

    PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia in which the Company presently has a 71% ownership interest, provides telecommunications services in the northwest region of Russia. PeterStar operates a digital, fiber optic telecommunication network that is interconnected with incumbent St. Petersburg and Moscow public telephony operators and with various mobile telephone, long distance and domestic and international IP-Service operators. PeterStar also offers business and residential end users a suite of voice telephony, data communications and IP-based services, in addition to providing traffic termination and transport services for other carriers.
    Throughout 2004, PeterStar acquired certain business ventures in northwestern Russia. Such business acquisitions have been accounted for using the purchase method of accounting and the results of operations of these acquired businesses have been included in the results of PeterStar's operations since their respective acquisition dates. In addition, on October 1, 2003, PeterStar acquired the Company's ownership rights in Baltic Communications Ltd. ("BCL"). Prior to October 1, 2003, BCL was a wholly owned subsidiary of the Company, and therefore the acquisition of BCL by PeterStar was a transaction between two companies under common control. Accordingly, the results of BCL have been combined with PeterStar on a historical basis for presentation purposes, since PeterStar has accounted for its acquisition of BCL utilizing the pooling method of accounting.


                                                             Full-Year
(In thousands, except       Fourth Quarter      Full-Year      Percent
 performance data)           December 31,      December 31,    Change
                           ----------------- -----------------   2004
                                                                  to
                              2004     2003     2004     2003    2003
                           -------- -------- -------- -------- -------
Revenues
     Business fixed        $11,049  $ 9,873  $41,019  $37,703     8.8%
     Data and Internet       6,247    4,398   20,627   16,059    28.4%
     Regulated services      2,167    1,088    6,609    3,979    66.1%
     Carrier services        2,381    2,410    8,269    9,307  (11.2)%
     Equipment & other         663    1,611    2,527    3,479  (27.4)%
                            -------  -------  -------  -------

Total revenues              22,507   19,380   79,051   70,527    12.1%

Cost of services (exclusive
 of depreciation and
 amortization)               7,929    6,599   26,542   23,588    12.5%
     % of revenues            35.2%    34.1%    33.6%    33.4%     --

Selling, general and
 administrative              6,549    3,122   18,036   13,814    30.6%
Depreciation and
 amortization                5,996    5,652   23,113   20,332    13.7%
Other expense, including
 income tax                  1,259    1,587    5,736    6,643  (13.7)%

Net income                     774    2,420    5,624    6,150   (8.6)%

EBITDA (1)                   7,698    9,498   33,631   32,513     3.4%

Capital expenditures         4,865    5,494   14,971   16,156   (7.3)%

Performance Data:

Active number of business
 customers                      --       --   64,052   57,880    10.7%

Business fixed long
 distance minutes (000's)   18,700   17,506   72,404   66,402     9.0%

Average revenue per business
 fixed customer (a)        $ 57.99  $ 57.29  $ 56.07  $ 55.89     0.3%

Number of dial-up customers     --       --   91,045   16,238   460.7%

Active number of regulated
 customers                      --       --   96,136   37,051   159.5%

(a) - Average revenue per business fixed customer is determined by dividing business fixed revenue for the period by average business fixed customers for the period (the sum of the beginning business fixed customers and ending business fixed customers, divided by two), and dividing that result by the number of months in the period.


    PeterStar's preliminary financial results for the full-year 2004 were favorably affected by the strengthening of the Russian Ruble, PeterStar's functional currency, against the US Dollar. The Russian Ruble average exchange rate against the US dollar for the full-year 2004 increased by 6% compared to the average exchange rate of the Russian Ruble against the US dollar for the full-year 2003.
    The growth in Business Fixed revenues was principally due to PeterStar's continued focus in 2004 on marketing to its Business Fixed customers a flat fee monthly pricing structure, as compared with usage based contractual arrangements. PeterStar introduced a flat fee monthly pricing structure in 2001 in an effort to eliminate low monthly fee lease line customers and to free up the associated numbering capacity for the benefit of higher revenue volume customers. This marketing strategy had initially led to high customer-churn; however in 2004, PeterStar's customer churn stabilized and as a result of this strategy PeterStar has removed significant customer revenue volatility and increased its customer base for other high band-width intensive product offerings. PeterStar anticipates that it will continue to aggressively market its flat fee structure to new and existing customers and as a result PeterStar believes that they will be better able to cross market other services as a result of such flat fee.
    PeterStar has marketed its high-speed digital fiber network to business customers, in lieu of its traditional copper telephone infrastructure. PeterStar achieved a 96% new customer connectivity rate for direct connections on its owned telecommunications infrastructure, versus a 90% new customer connectivity rate in the fourth quarter of 2003.
    PeterStar's continued focus on the fast-growing Data and Internet services product market resulted in significant increases in both revenues and subscribers. PeterStar's Data and Internet service product revenue stream is comprised of leased circuits, dial-up subscriber and interconnect based capacity of other Internet service providers for these promising services product offerings. Included in the Data and Internet revenues for the full-year 2004 were $0.9 million of revenues contributed by businesses acquired by PeterStar. Due to acquisitions, PeterStar almost doubled the number of dial-up data service subscribers. Absent such acquisitions, PeterStar experienced a 23.1% growth in Data and Internet revenues. Management expects continued growth; however, absent acquisitions, the expected rate of growth is expected to decline.
    The growth in Regulated Services revenues was principally attributable to the inclusion of Pskov City Telephone Network ("PGTS") revenues, which was acquired by PeterStar in April 2004. PGTS contributed $2.0 million to 2004 revenues. Regulated Services revenues also include Vasilievsky Island, which represents an area of St. Petersburg where PeterStar provides principally residential telephony services. Revenues in Vasilievsky Island increased $0.6 million in 2004, principally due to a tariff increase effective October 1, 2004. The revenues related to Vasilisevsky Island are based on fixed government regulated tariffs. PeterStar does not expect a further adjustment to such fixed tariffs until the second half of 2005.
    Cost of services increased $3.0 million for the full-year 2004 as compared to the full-year 2003. Cost of services increased $1.3 million in the fourth quarter 2004 as compared to the same period in 2003. Revenues less cost of services, as a percentage of revenues ("Margin Percentage"), remained consistent at 66.4% and 66.6% for 2004 and 2003, respectively. PeterStar has been able to maintain such Margin Percentage primarily due to better utilization of its telecommunications network and the reduction of lower Margin transit carrier revenues on a year-over-year basis. In addition, Regulated Services Margin Percentage increased as PGTS Margin Percentages are higher than those historically recognized at PeterStar. Such increase in the Margin Percentage was fully offset by lower Margin Percentages on long distance traffic, which is traditionally low Margin Percentage. Even though long distance traffic volume is increasing, the Margin Percentages are contracting due to competitive pressures on tariffs charged to customers. Furthermore, PeterStar's interconnection costs have also increased, which is another factor that has caused PeterStar's Margin Percentage to remain relatively flat. As discussed previously, PeterStar has had success in marketing the use of its digital fiber network to its customer base, which management expects will halt the erosion of its Margin Percentage in the short-term as PeterStar should be able to reduce its payments of third-party access fees associated with its historical reliance upon leased copper line telephone infrastructure.
    An important factor relative to the Margin Percentages is PeterStar's reliance upon contracts for provision of services with OAO Telecominvest ("TCI") and its affiliates (the "TCI Related parties"). TCI is the Company's minority shareholder in PeterStar. Such services amounted to $13.8 million and $15.3 million for the full-years 2004 and 2003, respectively. Such amounts represent 52% and 65% of cost of services for PeterStar for the full-year 2004 and 2003, respectively. Thus, any changes to contractual terms with TCI and the TCI Related Parties could have a material affect on future Margin Percentages of PeterStar.
    EBITDA(1) decreased $1.8 million, or 18.9%, in the fourth quarter of 2004 to $7.7 million, as compared to $9.5 million in the same period in 2003. This reduction was due to the $3.4 million increase in selling, general and administrative ("SG&A") expenses, an increase in cost of services of $1.3 million (as discussed above) and an increase in other expenses of approximately $0.2 million, principally comprised of foreign exchange losses, partially offset by the revenue growth of $3.1 million in the quarter (as discussed above). Of the $3.4 million increase in SG&A expenses, $1.3 million of the increase was attributable to PeterStar's organic growth in St. Petersburg, with personnel costs representing the largest portion of this amount as a result of headcount growth; $1.0 million of the increase was attributable to the inclusion of SG&A expenses of business ventures that PeterStar had acquired since fourth quarter 2003, with PGTS representing the largest portion of this amount; $0.7 million was due to higher bad debt expense provisioning in 2004 as compared to 2003; and the remaining $0.4 million was due to higher fixed asset write-downs in 2004 as compared to 2003.
    EBITDA(1) increased $1.1 million, or 3.4%, in the full-year 2004 to $33.6 million, as compared to the $32.5 million in the same period in 2003. This increase was due to the revenue growth of $8.5 million (as discussed above), partially offset by an increase in cost of services of $3.0 million (as discussed above), an increase in SG&A expenses of $4.2 million and an increase in other expenses of approximately $0.2 million, principally comprised of foreign exchange losses. Of the $4.2 million increase in SG&A expenses, $2.3 million of the increase was attributable to the inclusion of SG&A expenses of business ventures that PeterStar had acquired since 2003, with PGTS representing the largest portion of this amount; $1.5 million of the increase was attributable to PeterStar's organic growth in St. Petersburg, with personnel costs representing the largest portion of this amount as a result of headcount growth and the remaining $0.4 million was due to higher fixed asset write-downs in 2004 as compared to 2003.
    The higher amount of capital expenditures in 2003 as compared to 2004 is principally due to the extensive expansion of PeterStar's telecommunications network in 2003.

    Magticom GSM ("Magticom") - An Equity Method Accounted for
Business Venture:

    Magticom, the leading mobile telephony operator in Tbilisi, Georgia, in which the Company presently owns a 42.8% ownership interest, operates a wireless communications network and markets mobile voice communication services to private and commercial users nationwide in the country of Georgia. Magticom's network offers services using GSM standards in both the 900 MHz and 1800 MHz spectrum range. Prior to mid-February 2005, the Company had a 34.5% ownership interest in Magticom.


                                                                 Full-
                                                                 Year
  (In thousands, except   Fourth Quarter       Full-Year       Percent
   performance data)       December 31,       December 31,      Change
                         ----------------- -------------------   2004
                                                                  to
                            2004     2003      2004      2003    2003
                         -------- -------- --------- --------- -------
Revenues
     Subscriber          $22,271  $16,793  $ 80,571  $ 58,943    36.7%
     Inbound               7,096    2,777    17,587    10,325    70.3%
     Roaming & other         932      723     3,621     2,805    29.1%
                          -------  -------  --------  --------

Total revenues            30,299   20,293   101,779    72,073    41.2%

Cost of Services
 (exclusive of
 depreciation and
 amortization)             7,046    2,856    16,158    10,347    56.2%
     % of revenues          23.3%    14.1%     15.9%     14.4%     --

Selling, general &
 administrative            5,184    2,746    13,047     9,107    43.3%
Depreciation and
 amortization              3,664    3,453    14,115    12,919     9.3%
Other (income) expense,
 including income tax     (1,651)   2,189     8,138     8,541   (4.7)%

Net Income                16,056    9,049    50,321    31,159    61.5%

EBITDA(1)                 18,147   14,477    72,940    51,670    41.2%

Capital expenditures       2,587    2,878    12,452    19,440  (35.9)%

Performance Data:
-------------------------

Average revenue per
 subscriber (a)          $ 14.77  $ 14.15  $  14.33  $  14.27     0.4%

Average minutes of use
 per subscriber (b)         95.4    106.8      97.9     108.2   (9.5)%

Subscribers (c)               --       --   530,542   406,840    30.4%



(a) - Average revenue per subscriber is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period. Subscriber revenue excludes inbound and roaming revenues.

(b) - Average minutes of use per subscriber is determined by dividing total outgoing minutes for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

(c) - Substantially all of Magticom's customers pre-pay for services via scratch-cards or deposits; that is, less than 3% of Magticom's subscribers pay for services on a post service utilization basis. In an effort to conform reporting standards with other wireless mobile phone service providers, Magticom changed its policy in 2004 for determining which subscribers are considered active. Magticom currently considers a pre-paid subscriber active if that subscriber undertook any revenue generating activity within the prior 30 days. Prior to 2004, Magticom had considered a pre-paid subscriber active if that subscriber had purchased a minimum level Lari scratch-card within thirty days of that subscriber's most previous scratch card purchase. That is, to remain "active", a pre-paid subscriber previously had to re-up for a minimum Lari scratch-card every 30 days, regardless of that subscriber's actual call usage. Furthermore, the minimum Lari threshold amount was 15 Lari effective April 1, 2003 and prior to that period the minimum amount was 30 Lari.


    Magticom's preliminary financial results for the full-year 2004 were favorably affected by the strengthening of the Georgian Lari, Magticom's functional currency, against the US Dollar. The Georgian Lari average exchange rate against the US dollar for the full-year 2004 increased by 11% compared to the average exchange rate of the Georgian Lari against the US dollar for the full-year 2003.
    Revenues grew by 49% and 41% in the fourth quarter and full-year of 2004, respectively, as compared to the same periods in 2003, due principally to strong customer demand. Magticom is the market leader in Georgia, based on both revenues and number of subscribers, and anticipates further increases in its subscriber base as it continues to penetrate a market that currently has low telephone density rates. Average revenue per subscriber ("ARPU") was favorably affected by the strengthening of the Georgian Lari against the US Dollar. Lari calculated ARPU decreased 11.6 % and 10.9% in the fourth quarter and full-year of 2004, respectively, which reflects a continuing declining ARPU trend since its Lari calculated ARPU peaked in the third quarter of 2003. Magticom anticipates that its Lari calculated ARPU will continue to decline in future periods due to both competitive pressures on pricing of services but also due to Magticom's further penetration of the addressable market; that is, new customers are anticipated to have lower usage than Magticom's existing customer base.
    Inbound revenues reflect revenues that Magticom earns as a result of its termination of other telephone service providers' traffic on Magticom's telecommunications network. The significant growth in inbound revenues in 2004 as compared to 2003 principally reflects a change in the contractual arrangement related to an interconnect arrangement with another mobile telephone service provider in Tbilisi, Georgia. Effective October 1, 2004, Magticom began processing monthly invoices to the mobile telephone service provider based on its termination of traffic on Magticom's telecommunication network and as a result Magticom recognized inbound revenues of $3.3 million. Prior to October 1, 2004, Magticom's arrangement with the other mobile telephone service provider provided for the termination of traffic on each other's network would be at no cost, unless certain net traffic volume thresholds were exceeded. Magticom anticipates further growth in inbound revenues in future periods.
    Cost of services increased by $4.2 million and $5.8 million in the fourth quarter and full-year 2004, respectively, as compared to the same period in 2003, due principally to the previously discussed change in a contractual arrangement related to an interconnect arrangement with another mobile telephone service provider in the Tbilisi, Georgia. Effective October 1, 2004, Magticom began receiving monthly invoices from the mobile telephone service provider based on Magticom's termination of its traffic on the telecommunications network of the other mobile telephone service provider and as a result Magticom recorded interconnect cost of services of $3.5 million. Pro-forma cost of services as a percentage of revenue, after removing the accounting effects for the previously discussed change in the contractual arrangement related to an interconnect arrangement with the other mobile telephone service provider, declined in the fourth quarter and full-year 2004 as compared to the same period in 2003. Magticom's position as a market leader has allowed it to maintain its subscriber margins.
    EBITDA(1) grew by 25.4% and 41.2% in the fourth quarter and full-year 2004, respectively, as compared to the same period in 2003, due principally to the strong growth in subscriber revenues offset by an increase in selling, general and administrative expenses. The increase in Magticom's selling, general and administrative expenses is attributable to an increase in personnel costs in the fourth quarter and full-year 2004, of $1.0 million and $ 2.3 million, respectively, as compared to 2003 and also the recognition of a legal claim, in the fourth quarter 2004, of approximately $1.7 million. The increase in personnel costs reflects an overall increase in headcount during 2004 when compared to 2003 and the implementation of a wage increase program that benefited several employees, effective January 2004. The $1.7 million legal claim, which is currently being contested by Magticom in the Georgian Supreme Courts, resulted from a legal dispute with an interconnect customer that alleged that Magticom had charged them an unfair tariff rate for their termination of traffic on Magticom's telecommunications network in 2001 and 2002. Magticom anticipates that its future business performance will result in continued EBITDA growth; however, Magticom anticipates that EBITDA as a percentage of revenues will decline in future periods.
    The higher amount of capital expenditures in 2003 as compared to 2004 is principally due to the extensive expansion of Magticom's telecommunications network and the build out of its administrative facilities in 2003.

    Recent Developments and liquidity Issues:

    PeterStar Business Venture Sale

    Assuming the approval by a majority of the holders of the Company's common stock and the satisfaction of other customary closing conditions, the Company expects to consummate the previously announced sale of its controlling interest in PeterStar in exchange for $215 million of cash proceeds. The Company anticipates that it will utilize a substantial portion of such cash proceeds to retire all of the Company's outstanding Senior Notes, at par, together with all accrued and unpaid interest thereon.

    Liquidity

    As of December 31, 2004 and March 31, 2005, PeterStar held $3.9 million and $4.0 million of cash, respectively, which was held in banks in the country of Russia. In addition, as of December 31, 2004, Magticom had $28.4 million of cash, which was held in banks in the country of Georgia. As of March 31, 2005, Magticom had $9.3 million of cash, with more than half of that amount held in a US bank and the remainder held in Georgian banks. The decrease in Magticom's cash balance during first quarter 2005 is principally due to the payment of the previously discussed dividend of $30.0 million.
    Should the Company not successfully complete the pending sale of its interest in PeterStar, the Company projects that its current corporate cash reserves and anticipated continuing dividends from both Magticom and PeterStar will be sufficient for the Company to meet, on a timely basis, its future corporate overhead requirements, its planned extinguishment of its historic corporate liabilities and debt service obligations through the September 30, 2007 semi-annual interest payment due on the Senior Notes ("Corporate Cash Outlay Requirements"). The Company's Corporate Cash Outlay Requirements do not include funding necessary to retire the Company's outstanding Senior Notes. As previously indicated, the outstanding principal on the Senior Notes becomes due in full on September 30, 2007 and the Company does not currently anticipate that it can retire the Senior Notes without the sale of either its interest in PeterStar or its interests in both PeterStar and Magticom, since it does not expect internally generated cash flows to generate sufficient cash to allow the Company to satisfy such obligation when it comes due.

    Possible Equity Restructuring

    As of December 31, 2004 and March 31, 2005, total dividends in arrears on the Company's 4.1 million outstanding shares of 7 1/4% cumulative convertible preferred stock (the "Preferred Stock") were $64.7 million and $69.6 million, respectively. Although opportunities to restructure the Company's Preferred Stock are being evaluated, present Company plans presume the continued deferral of the payment of dividends on the outstanding Preferred Stock.
    The Company cannot provide assurances at this time that a restructuring of the Company's Preferred Stock will be consummated or, if consummated, that such effort would produce a material improvement in common shareholder equity valuation.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the countries of Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular the possibility that the Company's audited financial results or the reported financial performance of PeterStar and Magticom might be materially different than what is reported within this press release, the likelihood that the pending sale of the Company's interest in PeterStar will be consummated and the timing of the closing of such transaction, the likelihood of a restructuring of the Company's Preferred Stock, the Company's ability to complete and file its 2004 Form 10-K with the SEC, meet its future SEC public filing and reporting requirements, continue to meet its future operating and debt service obligations on a timely basis, and file with the SEC its
Schedule 14A relating to the sale of the Company's interest in PeterStar and the election of directors. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005,
February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005 and April 19, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    Additional Information and Where to Find It

    The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed sale of the Company's interest in PeterStar. Investors and security holders of the Company are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about the Company and the proposed sale. Investors and security holders of the Company may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC's website at www.sec.gov, and at the Company's website at www.metromedia-group.com. In addition, investors and security holders of the Company may obtain free copies of the proxy statement (when it becomes available) by writing to 8000 Tower Point Drive, Charlotte, NC 28227, Attention: Investor Relations, or by emailing to investorrelations@mmgroup.com.
    The Company and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed sale. A description of the interests in the Company of its directors and executive officers is set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on May 26, 2004 and in the Company's proxy statement for its 2003 annual meeting of stockholders filed with the SEC on October 20, 2003. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed sale, and a description of their direct and indirect interests in the proposed sale, will be set forth in the proxy statement when it is filed with the SEC.
    Please visit our website at www.metromedia-group.com.




                 METROMEDIA INTERNATIONAL GROUP, INC.
            Consolidated Condensed Statement of Operations
               (In thousands, except per share amounts)
                              (unaudited)


                                  Fourth Quarter        Full-Year
                                   December 31,        December 31,
                                -----------------  -------------------
                                  2004      2003      2004      2003
                                -------  --------  --------  ---------

Revenues                       $22,507  $ 20,032  $ 80,422  $ 73,121
Cost and expenses:
   Cost of services (exclusive
    of depreciation and
    amortization)                7,929     6,607    26,587    23,621
   Selling, general and
    administrative              10,928    10,268    33,013    45,693
   Depreciation and
    amortization                 6,011     5,838    23,393    21,093
                                -------  --------  --------  --------

Operating loss                  (2,361)   (2,681)   (2,571)  (17,286)

Other income (expense):
   Equity in income of
    unconsolidated investees     7,831     3,881    24,616    14,298
   Interest expense, net        (4,148)   (4,114)  (16,100)  (17,869)
   Minority interest            (2,564 )  (2,665)   (9,898)   (8,995)
   Gain on retirement of debt
    and dispositions of
    businesses, net                 --       731        --    37,344
   Foreign currency and other
    expense                       (161)     (151)     (640)     (612)
                                -------  --------  --------  --------
(Loss) income before income tax
 expense, discontinued
 components and the cumulative
 effect of a change in
 accounting principle           (1,403)   (4,999)   (4,593)    6,880
Income tax expense              (3,021)   (1,493)   (8,007)   (6,742)
                                -------  --------  --------  --------

(Loss) income from continuing
 operations                     (4,424)   (6,492)  (12,600)      138
(Loss) income from discontinued
 components                        (26)       55     7,730     8,306
Cumulative effect of a change
 in accounting principle            --        --        --     2,012
                                -------  --------  --------  --------
Net (loss) income               (4,450)   (6,437)   (4,870)   10,456
Cumulative convertible
 preferred stock dividend
 requirement                    (4,825)   (4,490)  (18,790)  (17,487)
                                -------  --------  --------  --------

Net loss attributable to common
 stockholders                  $(9,275) $(10,927) $(23,660) $ (7,031)
                                =======  ========  ========  ========

Weighted average number of
 common shares - Basic and
 Diluted                        94,035    94,035    94,035    94,035
                                =======  ========  ========  ========

(Loss) income per common share
 - Basic and Diluted:
   Continuing operations       $ (0.10) $  (0.12) $  (0.33) $  (0.18)
   Discontinued components          --        --      0.08      0.09
   Cumulative effect of a
    change in accounting
    principle                       --        --        --      0.02
                                -------  --------  --------  --------
Net loss per share attributable
 to common stockholders        $ (0.10) $  (0.12) $  (0.25) $  (0.07)
                                =======  ========  ========  ========


                 Metromedia International Group, Inc.
                 Consolidated Condensed Balance Sheets
                 (In thousands, except share amounts)



                                                 Dec. 31,    Dec. 31,
                                                   2004        2003
                                                -----------  ---------
                    ASSETS                      (unaudited)
Current assets:
  Cash and cash equivalents                    $    36,609  $ 26,925
  Accounts receivable, net                           5,322     5,915
  Prepaid expenses and other assets                  8,082     5,981
    Current assets of discontinued components           --     5,559
                                                -----------  --------

      Total current assets                          50,013    44,380

Property, plant and equipment, net                  95,657    86,305
Investments in and advances to business
 ventures                                           43,740    34,707
Goodwill and intangible assets, net                 32,464    35,385
Other assets                                         8,473     6,104
Noncurrent assets of discontinued components            --    20,085
                                                -----------  --------
      Total assets                             $   230,347  $226,966
                                                ===========  ========


   LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable                             $     3,601  $  4,085
  Accrued expenses                                  26,650    23,941
  Current portion of long-term debt                  1,564     1,376
    Current liabilities of discontinued
     components                                         --     7,187
                                                -----------  --------

    Total current liabilities                       31,815    36,589

Long-term debt                                     153,534   153,383
Deferred income taxes and other long-term
 liabilities                                        12,301    17,058
Noncurrent liabilities of discontinued
 components                                             --       376
                                                -----------  ---------

      Total liabilities                            197,650   207,406

Minority interest                                   39,174    32,715

Total stockholders' deficiency                      (6,477)  (13,155)
                                                -----------  ---------

      Total liabilities and stockholders'
       deficiency                              $   230,347  $226,966
                                                ===========  =========


                 Metromedia International Group, Inc.
              Consolidated Condensed Cash Flows Statement
                            (In thousands)
                              (Unaudited)



                                                   Dec. 31,  Dec. 31,
                                                     2004      2003
                                                   --------  ---------
Operating activities:
  Net (loss) income                               $ (4,870) $ 10,456
  Income from discontinued components               (7,730)   (8,306)
                                                   --------  --------

(Loss) income from continuing operations           (12,600)    2,150
Items not requiring cash outlays:
  Equity in income of unconsolidated investees     (24,616)  (14,298)
  Depreciation and amortization                     23,393    21,093
  Minority interest                                  9,898     8,995
  Deferred income tax benefit                       (1,938)       --
  Gain on retirement of debt and on disposition of
   businesses                                           --   (37,344)
  Cumulative effect of changes in accounting
   principles                                     $     --    (2,012)
Changes in:
  Accounts receivable                                1,037      (664)
  Other assets and liabilities, net                 (2,761)    3,042
  Accounts payable and accrued expenses             (5,002)   (1,402)
                                                   --------  --------

  Cash used in operating activities                (12,589)  (20,440)
                                                   --------  --------
Investing activities:
  Distributions from business ventures              19,056    12,287
  Additions to property, plant and equipment and
   other                                           (14,917)  (16,447)
  Business acquisitions, net of cash acquired       (7,145)       --
  Proceeds from sale of businesses, net                679    16,885
  Other investing activities, net                       --       438
                                                   --------  --------

  Cash (used in) provided by investing activities   (2,327)   13,163
                                                   --------  --------
Financing activities:
  Dividends paid to minority interests              (5,102)   (7,664)
  Payments on debt and capital leases               (1,661)   (2,297)
                                                   --------  --------

  Cash used in financing activities                 (6,763)   (9,961)
                                                   --------  --------

  Cash provided by discontinued components, net     31,802    17,312
  Effect of exchange rate changes on cash             (439)      384
                                                   --------  --------

  Net increase in cash and cash equivalents          9,684       458
  Cash and cash equivalents at beginning of year    26,925    26,467
                                                   --------  --------

  Cash and cash equivalents at end of year        $ 36,609  $ 26,925
                                                   ========  ========


                 Metromedia International Group, Inc.
   Reconciliation of Consolidated Net (Loss) Income to Consolidated
                          Adjusted EBITDA(1)
                            (In thousands)
                              (unaudited)



                                    Fourth Quarter       Full-Year
                                     December 31,       December 31,
                                  ----------------  ------------------
                                    2004     2003     2004      2003
                                  -------  -------  -------  ---------

Net (loss) income                $(4,450) $(6,437) $(4,870) $ 10,456

Interest expense, net              4,148    4,114   16,100    17,869
Income tax expense                 3,021    1,493    8,007     6,742
Depreciation and amortization      6,011    5,838   23,393    21,093
Gain on retirement of debt and
 dispositions of businesses           --     (731)      --   (37,344)
Loss (income) from discontinued
 components                           26      (55)  (7,730)   (8,306)
Cumulative effect of accounting
 change - lag reporting               --       --       --    (2,012 )
                                  -------  -------  -------  --------

Adjusted EBITDA(1)               $ 8,756  $ 4,222  $34,900  $  8,498
                                  =======  =======  =======  ========


             PeterStar and Subsidiaries Business Ventures
  Reconciliation of Consolidated Net Income to Consolidated EBITDA(1)
                            (In thousands)
                              (unaudited)



                                      Fourth Quarter     Full-Year
                                       December 31,     December 31,
                                      --------------  ----------------
                                       2004    2003     2004     2003
                                      ------  ------  -------  -------

Net income                           $  774  $2,420  $ 5,624  $ 6,150

Interest expense, net                   127      54      407       18
Income tax expense                      801   1,372    4,487    6,013
Depreciation and amortization         5,996   5,652   23,113   20,332
                                      ------  ------  -------  -------

EBITDA(1)                            $7,698  $9,498  $33,631  $32,513
                                      ======  ======  =======  =======


                       Magticom Business Venture
               Reconciliation of Net Income to EBITDA(1)
                            (In thousands)
                              (unaudited)



                                      Three Months      Twelve Months
                                         Ended              Ended
                                      December 31,       December 31,
                                    ----------------  ----------------
                                      2004     2003     2004     2003
                                    -------  -------  -------  -------

Net income                         $16,056  $ 9,049  $50,321  $31,159

Interest income, net                  (121)    (268)    (829)    (349)
Income tax (benefit) expense        (1,452)   2,243    9,333    7,941
Depreciation and amortization        3,664    3,453   14,115   12,919
                                    -------  -------  -------  -------

EBITDA(1)                          $18,147  $14,477  $72,940  $51,670
                                    =======  =======  =======  =======


    Footnotes to Press Release:

    1. EBITDA is a non-GAAP financial measure generally defined as earnings before interest, taxes, depreciation and amortization. This measure is not defined by US generally accepted accounting principles ("US GAAP") and is a measure of operating performance commonly used in the telecommunications and media industries, but should not be construed as an alternative to operating income determined in accordance with US GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with US GAAP as a measure of liquidity.
    We use the non-GAAP financial measure "Adjusted EBITDA" which further excludes the following items: (i) gain/(loss) on the sale of business ventures; (ii) asset impairment charges (iii) gain on retirement of debt; (iv) discontinued components; and (v) cumulative effects of changes in accounting principles. Each of these items is presented in our Consolidated Condensed Statement of Operations. The Company believes that Adjusted EBITDA provides investors a better insight into the consolidated financial performance of the Company's core business ventures and corporate operations since the accounting effects of the following are not considered in the derived amount: 1) corporate financing costs, 2) deferred tax charges, 3) non-cash depreciation and amortization expense, 4) the Company's restructuring initiatives, including any gain/loss on the sale of business ventures and the removal of the gain on the retirement of debt which was a part of the consideration the Company received for the sale of certain non-core business ventures; charges to earnings for asset impairments; the current period financial performance of non-core business ventures that are subject to sale; and 5) charges due to changes in accounting methodology.



    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380; investorrelations@mmgroup.com